NEWS                                 Thistle Group Holdings, Co.
RELEASE
                                     Contacts:  Jef McGill, CEO
                                                Pam Cyr, Chief Financial Officer
                                                6060 Ridge Avenue
                                                Philadelphia, PA  19128
                                     Phone:     215-483-3777
                                     Fax:       215-483-1038
                                     Web:       RMBgo.com



THISTLE GROUP HOLDINGS, CO.  ANNOUNCES THIRD QUARTER 2003 EARNINGS

Philadelphia, PA, October 20, 2003 - (NASDAQ:THTL) Thistle Group Holdings, Co., the holding company for Roxborough Manayunk Bank ("RMB"), (collectively, the "Company") today announced 2003 third quarter net income of $766,000, or $.15 diluted earnings per share as compared to net income of $1.4 million or $.27 diluted earnings per share for the quarter ended September 30, 2002. Net income for the nine months ended September 30, 2003 was $3.2 million or $.63 diluted earnings per share as compared to net income of $3.8 million or $.67 diluted earnings per share for the nine months ended September 30, 2002.

Net income for the quarter decreased by $265,000 or $.06 diluted earnings per share from the quarter ended June 30, 2003. Set forth below is the Company's earnings information for the quarter ended September 30, 2003 as compared to the quarter ended June 30, 2003. (the "Linked Quarter Highlights")

                            LINKED QUARTER HIGHLIGHTS
                             (Dollars in Thousands)
--------------------------------------------------------------------------------
                                   QTR         QTR       INCREASE   % INCREASE
                                 9/30/03     6/30/03    (DECREASE)   (DECREASE)
--------------------------------------------------------------------------------
Interest Income                 $  9,481    $ 10,262    $   (781)      (7.6%)
--------------------------------------------------------------------------------
Interest Expense                   5,482       5,581         (99)      (1.8%)
--------------------------------------------------------------------------------
Net Interest Income                3,999       4,681        (682)     (14.6%)
--------------------------------------------------------------------------------
Provision for loan losses            134         320        (186)     (58.1%)
--------------------------------------------------------------------------------
Non-interest Income                1,836       1,442         394       27.3%
--------------------------------------------------------------------------------
Non-interest Expense               4,854       4,545         309        6.8%
--------------------------------------------------------------------------------
Net Income                           766       1,031        (265)     (25.7%)
--------------------------------------------------------------------------------
Cash and cash equivalents         41,290      66,262     (24,972)     (37.7%)
--------------------------------------------------------------------------------
Loans                            322,847     320,255       2,592         .8%
--------------------------------------------------------------------------------
Deposits                         553,596     549,975       3,621         .7%
--------------------------------------------------------------------------------
Stockholders' Equity              74,900      76,320      (1,420)      (1.9%)
--------------------------------------------------------------------------------

o Net income decreased $265,000 due to a decrease in net interest income of $682,000 and an increase in non-interest expense of $309,000, partially offset by an increase in non-interest income of $394,000 and a decrease in the provision for loan losses and income taxes of $186,000 and $146,000, respectively.

o Net interest income decreased $682,000 primarily as a result of a decrease in interest income on mortgage-backed securities. The mortgage-backed securities portfolio continued to experience rapid repayments during the third quarter. As a result, the average yield on the portfolio decreased 29 basis points as funds were reinvested at lower rates.

o The provision for loan losses decreased $186,000. In the quarter ended June 30, 2003 the Company recognized a higher provision for loan losses due to the classification of a $2.0 million commercial real estate loan as substandard.

o Non-interest income for the quarter increased $394,000 due mainly to gains on the sale of securities.

o Non-interest expense increased $309,000 quarter over quarter. The increase was primarily the result of an increase in professional fees incurred in connection with the pending acquisition of the Company by Citizens Bank.

o Cash and cash equivalents decreased $25.0 million as funds were reinvested into mortgage-backed securities.


                      SUMMARY OF 2003 CONSOLIDATED RESULTS

Net income for the quarter ended September 30, 2003 decreased $595,000 or 43.7% over the quarter ended September 30, 2002. Net income for the nine months ended September 30, 2003 decreased $640,000 or 16.8% over the nine months ended September 30, 2002.

Net interest income for the quarter ended September 30, 2003 decreased $1.2 million or 23.8% over the quarter ended September 30, 2002. Net interest income for the nine months ended September 30, 2003 decreased $1.1 million or 7.2% over the nine months ended September 30, 2002.

Interest income for the quarter ended September 30, 2003 decreased $1.6 million or 14.8% over the quarter ended September 30, 2002, primarily due to a decrease in the average yield on interest-earning assets of 137 basis points, partially offset by an increase in the average balance of $68.4 million. Interest expense for the quarter ended September 30, 2003 decreased $394,000 or 6.7% over the quarter ended September 30, 2002 due to a decrease in the average cost of funds on interest-bearing liabilities of 61 basis points, partially offset by an increase in the average balance of $83.1 million.

Interest income for the nine months ended September 30, 2003 decreased $2.1 million or 6.4% over the nine months ended September 30, 2002, primarily due to a decrease in the average yield on interest-earning assets of 99 basis points, partially offset by an increase in the average balance of $80.6 million. Interest expense for the nine months ended September 30, 2003 decreased $1.0 million or 5.7% over the nine months ended September 30, 2002 due to a decrease in the average cost of funds on interest-bearing liabilities of 63 basis points, partially offset by an increase in the average balance of $90.3 million.

The provision for loan losses for the quarter ended September 30, 2003 decreased $16,000 over the quarter ended September 30, 2002. The provision for loan losses for the nine months ended September 30, 2003 increased $351,000 over the nine months ended September 30, 2002. The Company's allowance for loan losses as a percentage of total average loans was .95% at September 30, 2003 versus .72% at September 30, 2002. Loans classified substandard were $2.9 million at September 30, 2003 versus $102,000 at September 30, 2002.

Non-interest income for the quarter ended September 30, 2003 increased $795,000 over the quarter ended September 30, 2002 primarily due to gains on the sale of securities and the absence of a writedown on real estate owned. During the quarter ended September 30, 2002 there was a writedown on real estate owned of $585,000.

Non-interest income for the nine months ended September 30, 2003 increased $1.8 million over the nine months ended September 30, 2002 primarily due to gains on the sale of securities.

Non-interest expense for the quarter ended September 30, 2003 increased $362,000 or 8.1% over the quarter ended September 30, 2002 due mainly to an increase in professional fees of $509,000 incurred in connection with the pending acquisition of the Company by Citizens Bank.

Non-interest expense for the nine months ended September 30, 2003 increased $1.2 million or 9.7% over the nine months ended September 30, 2002 due mainly to increases in professional fees, occupancy and equipment costs, and other operating expenses of $443,000, $235,000 and $339,000, respectively. The increase in professional fees is due mainly to the pending acquisition as discussed above. The increase in occupancy and equipment costs is due to increases in maintenance and depreciation expense. The increase in other operating expense is due to increases in operating expenses including telephone, security, postage, supplies and information technology-related expenses.

Total assets decreased $7.2 million to $850.3 million at September 30, 2003, from $857.4 million at December 31, 2002. Trading securities decreased $27.4 million , which also resulted in a corresponding decrease in payable to brokers and dealers. Loans increased $22.9 million. Deposits increased $60.7 million due to the opening of a new banking office as well as the continued focus on collecting low cost core deposits. FHLB advances decreased $39.0 million due mainly to the repayment of overnight advances. Stockholders' equity decreased $1.5 million primarily due to a decrease in accumulated other comprehensive income of $3.0 million and dividends paid of $1.4 million offset by net income of $3.2 million.


Statements contained in this news release which are not historical facts are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors, which include, but are not limited to, factors discussed in documents filed by the Company with the Securities and Exchange Commission from time to time.

                           THISTLE GROUP HOLDINGS, CO.
              SELECTED UNAUDITED CONSOLIDATED FINANCIAL INFORMATION
            (Dollars in thousands, except per share data and ratios)

                                                    Three Months Ended       Nine Months Ended
                                                      September 30,            September 30,
                                                    2003      2002 (2)        2003      2002 (2)
                                                    ----      --------        ----      --------
Operating Data:
Interest Income                               $    9,481   $   11,125   $   30,365   $   32,431
Interest Expense                                   5,482        5,876       16,625       17,625
Net Interest Income                                3,999        5,249       13,740       14,806
Provision for loan losses                            134          150          851          500
Non-interest income                                1,836        1,041        4,417        2,592
Non-interest expense                               4,854        4,492       13,477       12,287
Income before income taxes                           847        1,648        3,829        4,611
Income tax expense                                    81          287          661          803
Net income                                           766        1,361        3,168        3,808
Earnings per share - basic                    $     0.16   $     0.28   $     0.66   $     0.68
Earnings per share - diluted                  $     0.15   $     0.27   $     0.63   $     0.67
Total shares outstanding                       5,208,744    5,341,597    5,208,744    5,341,597
Weighted average diluted shares outstanding    5,009,738    4,959,883    4,990,454    5,731,275

                                                 9/30/03     12/31/02
                                                 -------     --------
Balance Sheet Data:
Total assets                                    $850,253     $857,422
Cash                                              41,290       24,660
Total securities                                 430,775      479,524
Loans, net                                       322,847      299,963
Total Liabilities                                765,353      771,023
Deposits                                         553,596      492,880
FHLB advances                                    181,884      220,884
Redeemable preferred securities                   10,000       10,000
Total equity                                      74,900       76,399
Tangible book value per share (3)                  12.91        13.07
Book value per share                               14.38        14.53


                                                      Three Months Ended   Nine Months Ended
                                                         September 30,      September 30,
                                                        2003   2002 (2)     2003   2002 (2)
                                                        ----   --------     ----   --------
Selected Ratios:
Return on average assets (1)                             .36%      .71%      .51%      .68%
Return on average equity (1)                            4.04      7.18      5.52      6.13
Yield on average interest-earning assets (1)            4.89      6.26      5.28      6.27
Cost of average interest-bearing liabilities (1)        2.94      3.55      3.02      3.65
Net interest rate spread (1)                            1.95      2.71      2.26      2.63
Net interest margin (1)                                 2.17      3.07      2.50      2.99
Allowance for loan losses to total average loans         .93       .68       .95       .72
Allowance for loan losses as a
  percent of non-performing loans (4)                    311%      440%      311%      440%
Nonperforming loans to total loans (4)                   .30       .16       .30       .16
Nonperforming assets to total assets (4)                 .29       .32       .29       .32

(1) Ratios for the three and nine month periods ended are annualized and yields were adjusted for the effects of tax-free investments using the statutory tax rate.
(2) As required by SFAS No. 147, the Company retroactively ceased amortization of goodwill beginning January 1, 2002 and restated earnings for three and nine months ended September 30, 2002. The Company previously reported net income for the three and nine months ended September 30, 2002 of $1,210 and $3,338, respectively, which included amortization net of tax of $151 and $470, respectively.
(3) Tangible book value per share represents stockholders' equity less goodwill divided by the number of shares issued and outstanding.
(4) Nonperforming loans exclude loans restructured and performing under their modified terms.

Thistle Group Holdings, Co. is a unitary thrift holding company headquartered in Philadelphia, Pennsylvania. Its principal subsidiary, Roxborough Manayunk Bank is a federally chartered stock savings bank serving customers through a growing network of Banking Offices in the counties of Philadelphia, Montgomery, Chester and Delaware in Pennsylvania and in Wilmington, Delaware and through its transactional Web site at www.RMBgo.com.
                          -------------